Exhibit 23.3

Independent Auditors’ Consent

The Board of Directors
Aether Systems, Inc.:

We consent to the use of our report dated March 26, 2004, with respect to the consolidated balance sheets of Enterprise Mobility Solutions (A Division of Aether System, Inc.) as of December 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive loss, division equity, cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference of our firm under the heading “Experts” in the prospectus which makes up a part of TeleCommunication Systems Inc.’s Registration Statement on Form S-3 (333-119431). Our report refers to a change in the method of accounting for intangible assets with the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002. In addition, our 2001 report is based in part on the report of Ernst and Young LLP, independent auditors, on the 2001 consolidated financial statement of Sila Communications Limited.

/s/ KPMG LLP

Baltimore, Maryland
November 12, 2004